Exhibit 10.1
RETENTION AGREEMENT
          THIS AGREEMENT (the “Agreement”) dated as of the 12 day of June, 2007 (the “Effective Date”) by and between Michael Baker Corporation (the “Company”), and John D. Whiteford (the “Employee”) who is employed by the Energy Division of Michael Baker Corporation (“Energy”).
          WHEREAS, the Company has determined that it is in the best interest of the Company to assure the continued dedication of the Employee, notwithstanding the possibility or occurrence of the events described below.
          WHEREAS, in return for the Employee’s full attention and dedication, the Company desires to provide the Employee with certain compensation and benefits in such defined events as an eligible employee in the Energy Retention Plan (the “Plan”).
          NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
          1. Term. The term of this Agreement shall commence on the Effective Date. This Agreement may be terminated in writing at any time by the Company in its sole discretion without liability, except as provided in this Section 1. In addition, this Agreement shall immediately terminate and be of no further force or effect upon (a) termination of the Plan, (b) the death, disability, resignation, retirement of the Employee, (c) termination of the Employee by the Company for Cause, as defined in the Plan, or (d) December 31, 2008. Notwithstanding the foregoing subclause (a), (i) termination of the Plan shall not eliminate or reduce any retention payment benefits hereunder to which an employee would otherwise be entitled to receive and (ii) in the event that a Triggering Event occurs within nine months of the termination of the Plan, eligible employees meeting the Participation Criteria shall be entitled to incentive payment benefits for which they would have otherwise been eligible hereunder on the date of such Triggering Event.
          2. No Change in Legal Employment Status. Employee shall at all times remain an employee at will and nothing herein shall confer upon the Employee the right to continued employment nor affect the right of the Company to terminate the Employee with or without Cause for any reason not prohibited by law.
          3. Triggering Events. Triggering Events shall mean the closing of a sale or other divestiture by the Company of all of the stock or substantially all of the assets of Energy, to a nonaffiliated purchaser or purchasers. A reorganization, merger, consolidation, or other transfer of such stock or assets to a Company affiliate is not a Triggering Event. A change in control of the Company shall not be considered a Triggering Event for purposes of this Agreement.

          4. Payment Benefits.
     (a) Retention Payment Benefit. Upon the Employee’s (i) continuous employment with the Company through the six month anniversary of the Effective Date or, if earlier, the employee’s separation from service by the Company other than for Cause, and (ii) satisfaction of the Participation Criteria and Company Criteria set forth in the Plan, the Employee shall be entitled to a retention payment benefit as set forth on Attachment I to this Agreement, which shall be paid in accordance with the Plan. Applicable insurance contributions, payroll withholding and taxes shall be deducted from any payment.
     (b) Incentive Payment Benefit. Upon the occurrence of a Triggering Event and satisfaction of the Participation Criteria and Company Criteria set forth in the Plan, the Employee shall be entitled to an incentive payment benefit as set forth on Attachment I to this Agreement (reduced by any taxable severance payments, not including accrued vacation, to the Employee from the Company under any employment or severance agreement or Company severance plan covering the Employee other than the Plan), which shall be paid in accordance with the Plan. Applicable insurance contributions, payroll withholding and taxes shall be deducted from any payment.
          5. Release. The Employee hereby acknowledges and agrees that as a condition to Employee’s or his dependents’ right to receive from the Company or any of its representatives or agents any compensation or benefit to be paid or provided to him or his dependents pursuant to this Agreement, the Employee will be required by the Company, to execute, and not revoke, a release substantially similar to the form attached hereto as Attachment II, which releases any and all claims (other than amounts to be paid to Employee as expressly provided for under this Agreement) the Employee has or may have against the Company or its affiliates, agents, officers, directors, successors or assigns including any and all claims with respect to matters relating to his employment and termination of employment.
          6. Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. The Employee’s rights to receive payments and benefits hereunder shall not be assignable or transferable.
          7. Entire Agreement. This Agreement contains the entire agreement of the parties concerning the matters set forth herein and all promises, representations, understandings, arrangements and prior agreements on such subject are merged herein and superseded hereby. To the extent of any conflict between the provisions of this Agreement and those of the Plan (referenced herein), the provisions of the Plan shall control. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of any amendment, modification, repeal, waiver, extension or discharge is sought.
          8. Governing Law. This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to its conflict of law provisions.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Employee has hereunto set his hand, all as of the day and year first above written.

EMPLOYEE:	MICHAEL BAKER CORPORATION

/S/ John D. Whiteford	By:	/S/ Richard L. Shaw

John D. Whiteford
	Title:	Chairman and CEO

Attachment I
Retention Payment Benefit:              $111,375
Incentive Payment Benefit:               $334,125

Attachment II
FORM OF GENERAL RELEASE
     WHEREAS, Employee is a participant in the Michael Baker Corporation Energy Division Retention Plan (“Plan”); and
     WHEREAS, pursuant to the Plan and in accordance with the Retention Agreement entered into between Employee and Michael Baker Corporation in connection with that Plan, Employee is eligible to receive certain compensation and benefits under specified circumstances in exchange for, among other things, the execution of a General Release;
     NOW, THEREFORE, the undersigned Employee, intending to be legally bound, provides the following General Release:
     In acknowledgement of the receipt of [$111,375], [$334,125] less applicable insurance contributions, payroll withholding and taxes, I, John D. Whiteford, on behalf of myself, my heirs, representatives, estates, successors and assigns, do hereby irrevocably and unconditionally release and forever discharge Michael Baker Corporation and its predecessors, parents, subsidiaries, affiliates, successors and assigns and their past, present and future directors, officers, employees, representatives, agents, and insurers and the heirs, successors or assigns of any such persons or such entities (hereinafter severally and collectively called “Releasees”) from any and all manner of suits, actions, causes of action, damages and claims, known and unknown, that I have or may have against any of the Releasees for any acts, practices or events (collectively, “Claims”) up to and including the effective date of this General Release and the continuing effects thereof, it being my intention to effect a general release of all such Claims; provided, however, that the foregoing shall not release Claims against Michael Baker Corporation for Claims occurring or arising after a Triggering Event if such entity is not controlled by Michael Baker Corporation and Claims with respect to amounts that may become due and owing under the Plan in the future. This release includes any and all Claims under any possible legal, equitable, contract, tort, common law or statutory theory, including, but not limited to, any Claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family And Medical Leave Act, the Massachusetts Fair Employment Practices Act, and other federal, state, and local statutes, ordinances, executive orders and regulations prohibiting discrimination in employment, the federal Employee Retirement Income Security Act of 1974, and state or local law Claims of any other kind whatsoever (including common law tort and contract Claims) arising out of or in any way related to my employment with Releasees and/or my separation from employment with Releasees. I also specifically release all Releasees from any and all Claims or causes of action for the fees, costs, expenses and interest of any and all attorneys who have at any time or are now representing me in connection with this Release and/or in connection with any matters released in this Release. Nothing herein releases Michael Baker Corporation from any obligations with respect to indemnification of Employee as may be provided in its Articles of Incorporation or By-Laws.

     I acknowledge that I have been given the opportunity to consider this Release for at least 21 calendar days, which is a reasonable period of time, and that I have been advised hereby to consult with an attorney about this Release prior to executing it. I further acknowledge that I have had a full and fair opportunity to consult with an attorney if I desired to do so, that I have carefully read and fully understand all of the provisions of this Release and that I am voluntarily executing this Release, intending to be legally bound by it. For a period of seven calendar days following my execution of this Release, I may revoke it by delivery of a written notice of revocation to the offices of H. James Mcknight, General Counsel & Secretary, Michael Baker Corporation, 100 Airside Drive Moon Township, PA 15108.

Date:
[Signature of Employee]